Exhibit 99.1

Occidental Petroleum and the Republic of Ecuador

Reach Understanding on Terms of Payment of ICSID Award

Houston – January 19, 2016 – Occidental Petroleum Corporation (NYSE: OXY) announced today that it has reached an understanding on the terms of payment for the amount payable to Occidental by the Republic of Ecuador under a November 2015 International Centre for Settlement of Investment Disputes (ICSID) arbitration award. This award relates to the country’s 2006 expropriation of the company’s Participation Contract for Block 15.

Ecuador will pay Occidental a total of approximately $1 billion. The country has made initial payments of approximately $200 million to Occidental, with full payment expected this year.

Occidental ended 2015 with approximately $4.4 billion of cash on hand.

About Occidental Petroleum

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East region and Latin America. Headquartered in Houston, Occidental is one of the largest U.S. oil and gas companies, based on equity market capitalization. Occidental’s midstream and marketing segment gathers, processes, transports, stores, purchases and markets hydrocarbons and other commodities in support of Occidental’s businesses. The company’s wholly owned subsidiary OxyChem manufactures and markets chlor-alkali products and vinyls.

Forward-Looking Statements

Portions of this press release contain forward-looking statements including statements regarding expectations with respect to receipt of payments owed to Occidental. Forward-looking statements involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect Occidental’s results of operations and financial position appear in Part I, Item 1A “Risk Factors” of the 2014 Form 10-K. Occidental posts or provides links to important information on its website at www.oxy.com.

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Contacts:

Media:

Melissa E. Schoeb

713-366-5615

melissa_schoeb@oxy.com

or

Investors:

Christopher M. Degner

212-603-8111

christopher_degner@oxy.com

On the web: www.oxy.com